Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Energy Future Holdings Reports First Quarter 2009 Results

DALLAS – May 1, 2009 – Energy Future Holdings Corp. (EFH) today reported consolidated financial results for the first quarter ended March 31, 2009 in the company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC).

GAAP Results

For the first quarter 2009, reported consolidated net income attributable to EFH Corp. (in accordance with GAAP) was $442 million compared to a reported net loss of $1.269 billion for the first quarter 2008. The first quarter 2009 reported net income included $663 million (after tax) in unrealized commodity-related mark-to-market net gains that reflected the impact of lower forward natural gas prices on positions in EFH’s long-term hedging program (discussed further below) and $134 million (after tax) in unrealized mark-to-market net gains on interest rate swaps entered into to hedge variable interest rate expense. These items were partially offset by a noncash impairment charge of $90 million resulting from the completion of the fair value calculation supporting the goodwill impairment charge that was recorded in the fourth quarter of 2008.

The first quarter 2008 reported net loss included $1.026 billion (after tax) in unrealized mark-to-market net losses largely related to the long-term hedging program.

Adjusted (non-GAAP) Operating Results

For the first quarter 2009, adjusted (non-GAAP) operating results totaled a net loss of $265 million compared to a net loss of $243 million for the first quarter 2008. For a reconciliation of reported GAAP results to adjusted (non-GAAP) operating results for the first quarter 2009 and 2008, see Tables A1 and A2. The $22 million decrease includes a $12 million effect of net income attributable to noncontrolling interests, reflecting the sale of an approximate 20 percent interest of Oncor’s equity in November 2008, as well as a $27 million decrease in the operating results of the regulated business, partially offset by a $17 million increase in the operating results of the competitive business.

Key drivers of the $27 million decrease in earnings of the regulated business included the effects of milder weather and the weaker economy on revenues, as well as higher transmission and other operating costs. In addition, higher interest expense reflected borrowings to support growth and increased interest rates due to the refinancing of short-term borrowings with long-term debt in September 2008.

The principal driver of the $17 million increase in earnings of the competitive business was an approximately $45 million improvement in contribution margin reflecting a reduction in amortization of intangible assets arising from purchase accounting, higher margin from asset management activities, lower purchased power costs incurred during plant outages and higher nuclear-fueled generation that offset the effects of lower coal-fueled generation. Offsetting drivers to the increase in contribution margin included higher retail system transition and bad debt expenses, as well as higher maintenance costs associated with coal-fueled generation plant outages, all totaling $13 million, and increased interest expense of $13 million reflecting increased amortization of interest rate hedge losses.

Long-Term Hedging Program

The EFH long-term hedging program is designed to reduce exposure to changes in future electricity prices due to changes in the price of natural gas. Under the program, subsidiaries of EFH have entered into market transactions involving natural gas-related financial instruments. As of March 31, 2009, these subsidiaries have effectively sold forward approximately 1.9 billion MMBtu of natural gas (equivalent to the natural gas exposure of approximately 240,000 GWh at an assumed 8.0 market heat rate) over the period from 2009 to 2014 at average annual sales prices ranging from $7.20 per MMBtu to $8.05 per MMBtu. These forward sales include related put and call transactions (referred to as collars), primarily in the outer years of the program, that effectively hedge natural gas prices within a range. Collars represented approximately 5% of the positions in the program at March 31, 2009, with the approximate weighted average strike prices under the collars being a floor of $7.80 per MMBtu and a ceiling of $11.75 per MMBtu. For the five-year period from April 1, 2009 to March 31, 2014, and taking into consideration the estimated portfolio impacts of forward retail and wholesale power sales, the hedging transactions result in EFH having effectively hedged approximately 79% of its expected baseload generation natural gas price exposure for such period (on an average basis for such period and assuming an 8.0 market heat rate).

Based on the size of the long-term hedging program as of March 31, 2009, a $1.00/MMBtu change in natural gas prices across the period from 2009 through 2014 would result in the recognition by EFH of up to approximately $1.9 billion in pretax unrealized mark-to-market gains or losses. Significant effects of changes in forward natural gas prices are reflected in net income (GAAP) as discussed above. Reported unrealized mark-to-market net gains (pre tax) associated with the long-term hedging program totaled $1.1 billion for the first quarter 2009, reflecting declines in forward natural gas prices. Given the volatility of natural gas prices, it is not possible to predict future reported unrealized mark-to-market net gains or losses and the actual net gains or losses that will ultimately be realized upon settlement of the hedge positions in future years. If natural gas prices at settlement are lower than the prices of the hedge positions, the hedges are expected to mitigate the otherwise negative effect on earnings of lower wholesale electricity prices. However, if natural gas prices at settlement are higher than the prices of the hedge positions, the hedges are expected to dampen the otherwise positive effect on earnings of higher wholesale electricity prices and will in this context be viewed as having resulted in an opportunity cost. The cumulative unrealized mark-to-market net gains/(losses) related to positions in the long-term hedging program totaled a net gain (pre-tax) of $2.0 billion and $871 million at March 31, 2009 and December 31, 2008, respectively.

Additional Information

Additional information, including the calculation of Adjusted EBITDA, one of the key metrics used for purposes of certain covenants contained in the EFH Senior Notes bond indenture, is available in the EFH Form 10-Q on the EFH website at www.energyfutureholdings.com.

Investor Call

EFH will host a conference call to discuss its first quarter 2009 results with its investors on Friday, May 1, 2009 at 10:00 a.m. Central (11:00 a.m. Eastern). The telephone number to participate in the conference call is (888) 825-4458 in the United States and Canada and (706) 643-0245 internationally, with confirmation code 93106725. The teleconference also will be webcast live in the Investor Relations section on EFH’s website.

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About Energy Future Holdings

Energy Future Holdings Corp. is a Dallas-based energy holding company, with a portfolio of competitive and regulated energy subsidiaries, primarily in Texas, including TXU Energy, Luminant and Oncor. TXU Energy is a competitive retailer that provides electricity and related services to over 2.2 million electricity customers in Texas. Luminant is a competitive power generation business, including mining, wholesale marketing and trading, construction and development operations. Luminant has over 18,300 MW of generation in Texas, including 2,300 MW of nuclear and 5,800 MW of coal-fueled generation capacity, and is building an additional 2,200 MW of coal-fueled generation capacity. Luminant is also the largest purchaser of wind-generated electricity in Texas and fifth largest in the United States. Oncor is a regulated electric distribution and transmission business that uses superior asset management skills to provide reliable electricity delivery to consumers. Oncor operates the largest distribution and transmission system in Texas, providing power to three million electric delivery points over more than 102,000 miles of distribution and 14,000 miles of transmission lines. While Oncor is a subsidiary of EFH, Oncor reports to a separate and independent board. Visit www.energyfutureholdings.com for more information.

Forward Looking Statements

This release contains forward-looking statements, which are subject to various risks and uncertainties. Discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in EFH’s filings with the SEC. In addition to the risks and uncertainties set forth in EFH’s SEC filings, the forward-looking statements in this release regarding the company’s long-term hedging program could be affected by, among other things: any change in the ERCOT electricity market, including a regulatory or legislative change, that results in wholesale electricity prices not being largely driven by natural gas prices, any decrease in market heat rates as EFH’s long-term hedging program generally does not mitigate exposure to changes in market heat rates, the unwillingness or failure of any hedge counterparty or the lender under the company’s collateral revolving credit facility to perform its obligations under a long-term hedge agreement or the collateral revolving credit facility, as applicable, or any other unforeseen event that results in the inability to continue to use a first lien to secure a substantial portion of the hedges under EFH’s long-term hedging program.

-END-

Investor Relations:		Corporate Communications:
Tim Hogan 214.812.4641	Bill Huber 214.812.2480	Lisa Singleton 214.812.5049

Tables

Table A1: Consolidated: Reconciliation of GAAP results to adjusted (non-GAAP) operating results

First Quarter 2009; $ millions

	GAAP Results	Adjustments	Adjusted Operating Results
Operating revenues	2,139	60 [a]	2,199
Fuel, purchased power costs and delivery fees	(601)	(41)[a]	(642)
Net gain (loss) from commodity hedging and trading activities	1,128	(1,049)[a]	79
Operating costs	(387)	—	(387)
Depreciation and amortization	(407)	—	(407)
Selling, general and administrative expenses	(246)	—	(246)
Franchise and revenue-based taxes	(85)	—	(85)
Impairment of goodwill	(90)	90	—
Other income	13	—	13
Other deductions	(11)	—	(11)
Interest income	1	—	1
Interest expense and related charges	(667)	(205)[b]	(872)

Income (loss) before income taxes and noncontrolling interests	787	(1,145)	(358)
Income tax (expense) benefit	(333)	438 [c]	105

Net income (loss)	454	(707)	(253)
Net income attributable to noncontrolling interests	(12)	—	(12)

Net income/adjusted (non-GAAP) operating loss to EFH	442	(707)	(265)

[a]

These adjustments total $1.030 billion and represent unrealized mark-to-market net gains on commodity positions, including $1.158 billion in net gains related to the long-term hedging program and $128 million in net losses associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[b]	Represents unrealized mark-to-market net losses on interest rate swap transactions.
[c]	Reflects statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate.

Table A2: Consolidated: Reconciliation of GAAP results to adjusted (non-GAAP) operating results

First Quarter 2008; $ millions

	GAAP Results	Adjustments		Adjusted Operating Results
Operating revenues	2,354	—		2,354
Fuel, purchased power costs and delivery fees	(821)	—		(821)
Net gain (loss) from commodity hedging and trading activities	(1,567)	1,594	[a]	27
Operating costs	(357)	—		(357)
Depreciation and amortization	(395)	—		(395)
Selling, general and administrative expenses	(217)	—		(217)
Franchise and revenue-based taxes	(86)	—		(86)
Other income	14	—		14
Other deductions	(16)	—		(16)
Interest income	5	—		5
Interest expense and related charges	(843)	—		(843)

(Loss) income before income taxes	(1,929)	1,594		(335)
Income tax (expense) benefit	660	(568)[b]		92

Net loss/adjusted (non-GAAP) operating loss	(1,269)	1,026		(243)

[a]

Represents unrealized mark-to-market net losses on commodity positions, including $1.427 billion in net losses related to the long-term hedging program and $167 million in net losses associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[b]	Reflects statutory federal and state income tax rate of 35.6%.

Table B: Financial definitions

Term	Definition

GAAP	Generally accepted accounting principles.

Adjusted (non-GAAP) Operating Results	Net income (loss) adjusted for items representing income or losses that are not reflective of underlying operating results. These items include unrealized mark-to-market gains and losses, noncash impairment charges and other charges, credits or gains that are unusual or nonrecurring. EFH uses adjusted (non-GAAP) operating results as a measure of performance and believes that analysis of its business by external users is enhanced by visibility to both net income (loss) prepared in accordance with GAAP and adjusted (non-GAAP) operating earnings (losses).

Contribution Margin (non-GAAP)	Operating revenues less fuel, purchased power costs and delivery fees, plus or minus net gain (loss) from commodity hedging and trading activities, which on an adjusted (non-GAAP) basis, exclude unrealized gains and losses.

EBITDA (non-GAAP)	Net income before interest expense and related charges, and income tax expense (benefit) plus depreciation and amortization.

Adjusted EBITDA (non-GAAP)	EBITDA adjusted to exclude interest income, noncash items, unusual items, income from discontinued operations and other adjustments allowable under the EFH Senior Notes bond indenture. Adjusted EBITDA plays an important role in respect of certain covenants contained in the EFH Senior Notes. Adjusted EBITDA is not intended to be an alternative to GAAP results as a measure of operating performance or an alternative to cash flows from operating activities as a measure of liquidity or an alternative to any other measure of financial performance presented in accordance with GAAP, nor is it intended to be used as a measure of free cash flow available for EFH’s discretionary use, as the measure excludes certain cash requirements such as interest payments, tax payments and other debt service requirements. Because not all companies use identical calculations, Adjusted EBITDA may not be comparable to similarly titled measures of other companies. See EFH’s filings with the SEC for a detailed reconciliation of EFH’s net income prepared in accordance with GAAP to Adjusted EBITDA.